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                                                                                                                        EXHIBIT 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
Carolina First Corporation and Subsidiaries




($ in thousands)                                                                          Years Ended December 31,
                                                          --------------------------------------------------------------------------
                                                                1998           1997         1996           1995              1994
                                                          --------------------------------------------------------------------------

EARNINGS:
  Income from continuing operations
     before income taxes................................    $   35,694      $ 22,432      $  16,473      $   14,370      $   (1,550)

ADD:
  (a) Fixed charges.....................................        92,791        69,999         60,541          51,573          32,902

DEDUCT:
  (a) Interest capitalized during year..................         -----         -----          -----           -----           -----
                                                              ---------      --------       --------       ---------       ---------

Earnings, for computation purposes......................    $  128,485      $ 92,431      $  77,014      $   65,943      $   31,352
                                                              =========      ========       ========       =========       =========



FIXED CHARGES:
  Interest on indebtedness, expensed
     or capitalized.....................................    $   91,740      $ 69,000      $  59,802      $   50,978      $   32,509
  Portion of rents representative of the
     interest factor....................................           922           870            610             520             393
  Amortization of debt expense..........................           129           129            129              75           -----
                                                              ---------      --------       --------       ---------       ---------

Fixed charges, for computation purposes.................    $   92,791      $ 69,999      $  60,541      $   51,573      $   32,902
                                                              =========      ========       ========       =========       =========


Ratio of earnings to fixed charges......................          1.38x         1.32x          1.27x           1.28x           0.95x

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